Exhibit 4.28

Hosting Service Contract of Cloud Computing Devices

Party A:

Contact person:

Contact Number:

Address:

Email:

Party B:

Contact Person:

Address:

Contact Number:

Email:

Considering that:

Party A provides Party B with hosting service of big data and cloud computing devices, both parties conclude this Contract in light of the principle of voluntariness, equality and friendly consultation and will abide by it.

Article I Entrustment

Party B hereby entrusts Party A to provide equipment management service to Party B, and Party A accepts the entrustment of Party B.

Article II Term of Contract

The term of this Contract is from          , 2020 to        , 2021. Within sixty days before this Contract expires, both parties shall consult with each other about renewal of this Contract, and if there is no written objection notice, this Contract will be renewed for one year automatically.

Article III Service Content

1.       Party A provides Party B with the hosting space, to be used for operation of big data and cloud computing devices of Party B.

2.       Party A provides Party B with professional facility management and device maintenance services.

Article IV Service Charges

1.	Party A shall calculate the total electricity actually consumed every month according to the design power consumption of hosted devices of Party B and charge Party B for hosting service fees in accordance with the agreed power consumption expense standard and payment cycle confirmed by both parties. Both parties confirm that the agreed power consumption expense standard of hosted devices of Party B shall be calculated according to the standard of RMB Yuan/kilowatt hour, added with 3% of loss. If the quotation of whole hosting market changes, both parties can adjust the service fees through friendly consultation.

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2.	Party A’s hosting service shall be paid according to the actual power consumption:

1)	Both parties confirm that the hosting service fee shall be settled every ten natural days, and the hosting service fee shall be settled every ten natural days of equipment operation. Party A shall send the bill of hosting service fee of current period to Party B on time, and Party B shall pay the fee within three days after receiving Party A’s notice; if Party B fails to pay the fee promptly, Party A will power off the equipment, and the lost hosting service fee of party A during the power outage shall be fully complemented by Party B. Meanwhile, Party A has the right to select and switch the hash rate of Party B’s equipment.

2)	The above prices include taxes.

3.	The beneficiary account of Party A and Party B shall be subject to the account information further notified by both parties in written form.

Article V Party A’s Rights and Obligations

1.	Party A shall provide Party B with mainframe site, power support, broadband network support, security monitoring, mainframe management and troubleshooting and assist Party B or the manufacturer to conduct maintenance and other hosting services. However, Party A’ service does not include maintenance service, and if Party B’s machine and equipment go wrong or are damaged, Party B shall be responsible for repair and maintenance of the machine and equipment by itself, and fully bear the losses and related costs. If Party B needs Party A to provide the above services, Party B shall get the approval of Party A, and pay related expenses to Party A.

2.	Party A shall conduct daily monitoring for hosted devices of Party B, so as to guarantee stable operation of hosted devices, except under one of the following circumstances:

1)	The situation that is caused by failure of physical and electrical equipment of Party B; The situation that is caused by hacker, computer virus and mass emails;
2)	The situation that an exception occurs to the hosted device and the problem still cannot be solved by Party A’s staff through operation according to the operation manual;
3)	The situation that is caused by temporary control of the government or security department;
4)	The situation that is caused by the force majeure event.

3.	Party A has the right to upgrade and replace related equipment according to the needs of its business, but it shall notify Party B’s staff in written form three workdays in advance.

4.	For long-term stable operation of the machine room, the data center shall conduct regular inspection, maintenance, service and troubleshooting of the infrastructure, at a time interval not exceeding 5% of the term of contract, and during such period, the power supply and network shall be cut off.

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5.	In the process of supervision and maintenance of the hosted devices by Party A, if any exception occurs to the entrusted devices, Party A shall carry out maintenance according to the operation manual within 24 hours; if the problem still cannot be solved, Party A shall notify Party B within 48 hours and repair the equipment according to Party B’s guidance or cooperate with Party B to carry out equipment maintenance.

6.	Party A agrees and promises that, without Party B’s prior consent, Party A shall not change or transfer the entrusted devices, and not sell, lease or pledge the hosted devices.

Article VI Party B’s Rights and Obligations

1.	Party B shall inform Party A of the arriving time and quantity of equipment five days in advance, and the equipment can enter the site only after Party B obtains Party A’s approval. Party B shall pay labor costs of RMB 10 Yuan/unit to Party A every time the equipment is put on the shelves or taken off the shelves, which shall be completed by Party A’s personnel. Party B shall bear the freight generated from transportation of equipment.

2.	Party B shall make full payment of related costs according to the agreed time, and not delay payment of related costs for any reason.

3.	After termination of this Contract, or if Party B’s hosted devices need to be shut down, taken off from the shelves and transferred to other site for operation according to the management requirements of the data center, Party B shall finish taking the arithmetic facilities off the shelves and moving them away within three days, or Party A has the right to do it on behalf of Party B, and the losses arising from it shall be borne by Party B.

4.	If the downtime of the data center exceeds 5% of the contract duration, Party B shall have the right to terminate the Contract in advance and evacuate the servers and other hosted devices and Party A may not obstruct it for any reason.

Article VII Management of Equipment

1.	When Party B’s machines and equipment enter Party A’s facilities, both parties shall sign the equipment handover list, and confirm the information such as quantity, model and specification of equipment, which shall be subject to the confirmation sheet for the receipt of Party A’s devices delivered by Party A

2.	If Party B needs to sell or transfer the hosted servers, Party B shall inform Party A one month in advance, and after it is approved by Party A, Party A shall cooperate with Party B to sell or transfer the hosted servers.

3.	Only after both parties terminate this Contract and Party B settles all costs, can Party B take back the machine and equipment from Party A’s site.

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Article VIII Dissolution and Termination of Contract and Liability for Breach of Contract

1.	After this Contract takes effect, without written approval of both parties, neither party may dissolve or modify this Contract.

2.	If a party does not fulfill or seriously violates its obligations specified in this Contract and causes it impossible to fulfill this Contract or causes heavy losses to the other party, the default party shall compensate the losses incurred to the observant party.

3.	If Party B fails to pay the hosting service fees according to the agreement of this Contract, Party A has the right to cut off the power supply of Party B’s machine and equipment or switch the hash rate, and for each day of delay, Party B shall pay the liquidated damage of one thousandth of the overdue amount to Party A. If the delay exceeds fifteen days, Party A has the right to dissolve this Contract.

Article IX Exemption Clause

1.	Party B shall make independent judgment and decision for entrusted matters, and the losses that is caused by the decisions made by Party B according to opinions, suggestions and schemes provided by Party A and is not caused for the reason of Party A’s negligence shall be borne by Party B.

2.	If this Contract cannot be fulfilled as agreed on due to the force majeure (including without limitation the war, disturbance, natural disaster, levy, confiscation, change of laws, regulations and policies, industrial issues or all parties suffering losses or failing to continue cooperation due to related mandatory provisions, requirements or measures (including without limitation power supply departments stopping supplying power or limiting power consumption, etc.) of the government, power supply competent departments, failure of 220KV transformer substations and higher-level substations, interruption of services by network operators, and other significant events or emergencies), both parties will bear no responsibility.

Article X Confidentiality

1.	Both parties to this Contract promise that they will strictly keep secret the confidential information of both parties and use it only for the purpose of fulfilling this Contract; without the other party’s prior consent, neither party may disclose the confidential information to any third party. The confidential information contains business information such as both parties’ operation situation, customer list and exclusive knowledge, as well as this Contract and all clauses and information under this Contract. After this Contract is terminated or dissolved, both parties shall still undertake the obligation of confidentiality.

2.	If losses are caused due to disclosure of secrets, the disclosing party shall bear corresponding liability for compensation. If the losses incurred are difficult to be calculated, it shall be calculated as RMB 200,000 Yuan.

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Article XI Applicable Laws and Dispute Resolution

1.	The legal meaning, effect and performance of this Contract shall be governed by laws of the People’s Republic of China and be interpreted in accordance with these laws.

2.	All disputes related to or caused by this Contract shall be solved by both parties through friendly consultation first. Both parties further agree that, if any dispute related to signing and performance of this Contract cannot be solved through consultation and mediation, either party may file a lawsuit to the people’s court at the location of this project.

Article XII Modification and Appendixes

Any correction, modification, replacement or change of this Contract must be made in written form, and be signed by both parties. The supplementary contracts or appendixes signed by both parties will be part of this Contract.

Article XIII Entry into Force

This Contract is in duplicate, with each party holding one copy and it will take effect after it is signed by both parties. Each copy has the same legal effect.

Party A:

Authorized Representative (Signature):

, 2020

Party B:

Authorized Representative (Signature):

, 2020

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